United States Securities and Exchange Commission

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15[d] of the Securities Exchange Act of 1934

April 23, 2012

Date of Report

[Date of Earliest Event Reported]

PCS EDVENTURES!.COM, INC.

(Exact name of Registrant as specified in its Charter)

IDAHO	000-49990	82-0475383
(State or Other Jurisdiction of	(Commission File Number)	(I.R.S. Employer Identification No.)
Incorporation)

345 Bobwhite Court, Suite 200

Boise, Idaho  83706

 (Address of Principal Executive Offices)

(208) 343-3110

(Registrant’s Telephone Number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see general instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14-a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

On April 23, 2012, we entered into a Securities Purchase Agreement with Asher Enterprises, Inc. a Delaware corporation (“Asher”) , whereby we issued an 8% Convertible Promissory Note in an aggregate amount of $32,500, convertible into shares of Common Stock of the Company at the expiration of six months, at a discount to market of 42% of the Market Price, which means the average of the lowest three (3) Trading Prices for the Common Stock during the ten (10) Trading Day period ending on the latest complete Trading Day prior to the Conversion Date.  The Convertible Promissory Note has a due date of January 26, 2013; can be pre-paid, subject to varying Optional Prepayment Date payments ranging from 125% if prepaid during the first 30 days to 150% if prepaid prior to the expiration of 180 days.  Conversion is restricted so that Asher’s conversions will not result in an ownership of more than 4.99% of the outstanding Common Stock of the Company.  The Company is at all times required to reserve at least four times the amount of shares that may be subject to conversion at any time for issuance on conversion. Asher also has a first right of refusal on any additional funding of up to $100,000.

The Asher documents contain customary representations and warranties, customary affirmative and negative covenants, customary anti-dilution provisions, and customary events of default that entitle Asher to accelerate the due date of the unpaid principal amount of, and all accrued and unpaid interest on, the Convertible Promissory Note.

Capitalized terms are as defined in the Securities Purchase Agreement and the Convertible Promissory Note, and this summary is modified in its entirety to the documents, copies of which are attached hereto and incorporated herein by reference.

Asher is an “accredited investor” as that term is defined in Rule 501 of Regulation D of the Securities and Exchange Commission.  These securities were offered and sold pursuant to an exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”), pursuant Section 4(2) thereof.

Item 2.01  Completion of Acquisition or Disposition of Assets.

See Item 1.01 above.

Item 9.01 Financial Statements and Exhibit

(d)

Exhibit No.

Exhibit Description

10.1

Securities Purchase Agreement

10.2

Convertible Promissory Note

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

PCS EDVENTURES!.COM, INC.

Dated:	April 30, 2012	By:	/s/ Leann R. Gilberg
Leann R. Gilberg
CFO

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